Exhibit 10.1

SECOND AMENDMENT

to

the Collaboration, License and Supply Agreement, dated July 6, 2004 by and between

Acusphere Inc. (“Acusphere”)

and

Nycomed Danmark ApS (“Nycomed”)

This Second Amendment (the “Second Amendment”), effective as of 9th February, 2006, is entered into by and between Acusphere and Nycomed (the “Parties”).

WHEREAS, the Parties are parties to a Collaboration, License and Supply Agreement, dated July 6, 2004, as amended by the First Amendment to such agreement dated as of October 15, 2005 (as so amended, the “Agreement”); and

WHEREAS, in order to accelerate qualification of Acusphere’s manufacturing facility under applicable governmental regulations, the Parties have agreed that Nycomed will prepay to Acusphere certain amounts otherwise payable upon the attainment of certain milestones set forth in the Agreement, on the terms and conditions set forth herein;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.               Beginning on  February 9th, 2006,  Nycomed will pay Acusphere an amount not to exceed $370,000 per month for purposes of supporting Acusphere’s qualification of its commercial manufacturing facility in Tewksbury, Massachusetts under applicable governmental regulations.  These payments will be credited against the current balance of the existing two million dollar milestone due upon receipt of the first acceptance for filing of an MAA for the Product in any Primary Jurisdiction as referenced in Section 4.03(a) of the Agreement dated July 6, 2004 (the “MAA Filing Related Milestone”). It is acknowledged that this MAA Filing Related Milestone has been previously reduced by $150,000 by an amendment between the parties dated October 15, 2005.

2.               The Parties agree that the aggregate of these monthly payments will not exceed $1.85 MM and that upon receipt of cumulative payments hereunder of $1.85 MM; the MAA Filing Related Milestone will be considered paid in full and no additional consideration will be forthcoming from Nycomed to Acusphere for achievement of this milestone. To the extent that the cumulative payments hereunder are less than $1.85 MM, the MAA Filing Related Milestone shall be reduced by the amount paid hereunder.

3.               The amount paid on a monthly basis by Nycomed to Acusphere shall not exceed costs incurred by Acusphere for qualification of its commercial manufacturing facility.  Acusphere agrees to use all payments hereunder solely for the purpose of qualification activities at the Acusphere manufacturing facility at Tewksbury, Mass. and shall supply copies of third-party invoices from such qualification activities in support of each Acusphere invoice presented to Nycomed in support of these activities.

4.               Acusphere agrees that Nycomed shall deduct from the six million dollar milestone due to Acusphere upon First Commercial Sale of the Product in any Jurisdiction, as described in Section 4.03(b) of the Agreement dated July 6, 2004, an amount equal to an amount calculated as interest on the monthly payments made under paragraph 1 above, using the then effective per annum Prime Interest Rate, as published in the Wall Street Journal on the date of each such payment, applied to the timeframe beginning with the date upon which payments hereunder are made by Nycomed to Acusphere and ending on the date of achievement of the MAA Filing Related Milestone.

5.               Also in consideration of Nycomed’s agreement to pay an amount not to exceed $370,000 on a monthly basis as set forth herein, Acusphere agrees to provide Nycomed with monthly progress reports, specifically covering the following matters:

•                  Commissioning and validation of the Tewksbury facility

•                  Process implementation at Tewksbury, including stability update

•                  Clinical phase III studies (AI-700-32 and AI-700-33)

The reports will be in the form of telephone conferences, unless Nycomed otherwise requests short written reports.

In the event critical issues or major concerns are raised by Nycomed,  Acusphere agrees to hold physical meetings if requested by Nycomed.  In any event Acusphere agrees to reasonably consider and to use commercially reasonable efforts to incorporate Nycomed’s recommendations into solving or otherwise handling such critical issues.

6.               Except as otherwise set forth herein, all of the terms and conditions of the Agreement shall remain in full force and effect between the Parties.

IN WITNESS WHEREOF, the Parties hereto have caused this First Amendment to be executed in duplicate by their duly authorized officers as of the date first above stated.

ACUSPHERE, INC.,		NYCOMED DANMARK ApS
a Delaware corporation		a Danish corporation

By:	/s/ Sherri C. Oberg
Name:	Sherri C. Oberg	By:	/s/ Hakan Bjorkland
Title:	President and Chief Executive Officer	Name:	Håkan Björkland
		Title:	Chief Executive Officer

		By:	/s/ Bent Kjaersgaard
		Name:	Bent Kjærsgaard
		Title:	Senior Vice President